 Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated April 30, 2025 on the consolidated financial statements of Cytonics Corporation and Subsidiary as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 included in this Regulation A Offering Statement of Cytonics Corporation on Form 1-A.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
January 12, 2026